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As Filed With the Securities and Exchange Commission on February 11, 2005

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PROTEIN DESIGN LABS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-3023969 (IRS Employer Identification No.)
34801 Campus Drive Fremont, California 94555 (510) 574-1400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark McDade
Chief Executive Officer
PROTEIN DESIGN LABS, INC.
34801 Campus Drive
Fremont, California 94555
(510) 574-1400
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

J. HOWARD CLOWES, ESQ.
DLA Piper Rudnick Gray Cary US LLP
153 Townsend Street, Suite 800
San Francisco, California 94107-1922
(415) 836-2500

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

Common Stock, $0.001 par value	9,853,770 shares(2)	$18.69	$184,166,962	$21,676.45

(1)
Estimated pursuant to Rule 457(c) solely for the purpose of computing the registration fee and based on the average of the high and low trading prices of the common stock of Protein Design Labs, Inc. as reported on The Nasdaq National Market on February 8, 2005.

(2)
Represents the maximum number of shares issuable to the shareholders of ESP Pharma Holding Company, Inc. in connection with Protein Design Labs' pending acquisition of ESP Pharma.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February    , 2005

PRELIMINARY PROSPECTUS

9,853,770 Shares

Common Stock

        This prospectus relates to the public offering, which is not being underwritten, of shares of the common stock of Protein Design Labs, Inc. (the "Company" or "PDL"). The shares of PDL common stock may be offered by the selling stockholders named in this prospectus. We will receive no part of the proceeds of any sales made under this prospectus. All expenses of registration incurred in connection with this offering are being borne by us, but all selling and other expenses incurred by the selling stockholders will be borne by the selling stockholders. None of the shares offered by this prospectus has been registered prior to the filing of the registration statement of which this prospectus is a part.

        The common stock offered in this prospectus may be offered and sold by the selling stockholders directly or through broker-dealers or underwriters acting solely as agents. In addition, the broker-dealers and underwriters may acquire the common stock as principals. The distribution of the common stock may be effected in one or more transactions. These transactions may take place through the Nasdaq National Market, privately negotiated transactions, underwritten public offerings, or a combination of any such methods of sale. These transactions may be made at market prices prevailing at the time of sale, prices related to the prevailing market price or negotiated prices. Usual and customary or specially negotiated brokerage fees or commissions may be paid by the selling stockholder in connection with these sales. See "Plan of Distribution" on page 33 for more information.

        The shares of PDL are included for quotation in the Nasdaq National Market under the symbol "PDLI." On February 8, 2005, the reported last sale price of PDL common stock in the Nasdaq National Market was $18.22 per share.

        See "Risk Factors" on pages 7 to 33 for factors that should be considered before investing in the shares of PDL.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES
OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is February    , 2005.

        You should rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of the prospectus or of any sale of the common stock.

PROSPECTUS SUMMARY

        The following summary may not contain all the information that may be important to you. You should read the entire prospectus, as well as the information incorporated by reference in this prospectus, including our financial statements and the notes thereto, before making an investment decision. When used in this prospectus, the terms "PDL", "we", "our" and "us" refer to Protein Design Labs, Inc. and its consolidated subsidiaries, unless otherwise specified.

Our Company

        We are a recognized leader in the discovery and development of humanized monoclonal antibodies for the treatment of disease. Our patented antibody humanization technology is applied to promising mouse antibodies. By making certain modifications to the mouse antibody that make it more like a human antibody, our technology enhances the utility of such antibodies, while retaining their biological activity, for human therapeutic use. We believe our technology for the creation of humanized therapeutic monoclonal antibodies is the most widely validated in our industry. As of December 31, 2004, a total of eight marketed products were licensed under our humanization patents and we are aware of more than 40 humanized antibodies in clinical stage development worldwide by various pharmaceutical and biotechnology companies, of which a large number may be covered under our patent agreements. Based on the strength of our proprietary platform, the number of antibody programs we have in development and the flexibility provided by our current financial position, our goal for our existing pipeline is to launch our first PDL-developed proprietary antibody product into the North American market by the end of 2007.

        We license our patents covering numerous humanized antibodies in return for license fees, annual maintenance payments and royalties on product sales. Eight of the nine humanized antibodies currently approved by the U.S. Food and Drug Administration (FDA) are licensed under our patents and seven of these licensed products generated royalties to PDL that were recognized in 2004: Genentech, Inc.'s Herceptin®, Xolair®, Raptiva™ and Avastin™; MedImmune, Inc.'s Synagis®; Wyeth Pharmaceuticals' Mylotarg®; and Hoffmann-La Roche's Zenapax®. Combined annual worldwide sales of these products exceeded $2.9 billion in 2004. In 2003, we received $52.7 million in product royalties, and for the nine month period ended September 30, 2004, we received $63.9 million in product royalties. Additionally, Elan Corporation, plc entered into a license under our patents for the Tysabri® antibody product, which was approved by the FDA in November 2004. Tysabri is licensed under PDL's humanization patents and we expect to begin to receive royalties on sales of that humanized antibody product in the first quarter of 2005.

        In January 2005, we entered into a definitive agreement with ESP Pharma Holding Company, Inc. (ESP Pharma), a privately held, hospital-focused pharmaceutical company, under which PDL will acquire ESP Pharma for $300 million in cash and approximately $175 million in PDL common stock, or an aggregate value of approximately $475 million, plus the assumption of net debt of approximately $14 million. In February 2005, this agreement was amended to reflect ESP Pharma's agreement to acquire from Centocor, Inc. (Centocor), a biopharmaceutical operating company of Johnson & Johnson, rights to manufacture, develop, market and distribute Retavase® (reteplase) in the United States and Canada, including an increase in the purchase price by $25 million in cash payable to the ESP Pharma stockholders at the closing of the ESP Pharma acquisition. The acquisition price to be paid to Centocor for the rights to Retavase is $110 million, representing approximately two times net 2004 product sales. Milestone payments of up to $45 million will be made if additional conditions relating to ongoing clinical trials and manufacturing arrangements are satisfied.

        By adding marketed products and sales and distribution capabilities to our antibody development and humanization technology platform, the ESP Pharma acquisition is intended to establish PDL as a fully integrated, commercial biopharmaceutical company with best-in-class marketed products, a growing and diverse revenue base and a broad, proprietary pipeline. The transaction is expected to close late in the first or early in the second quarter of 2005. Assuming the closing of the acquisition by this anticipated date, we believe that we will achieve positive cash flow from operations on a quarterly basis beginning in the second half of 2006 based upon revenues consisting of royalties, license and other income and product sales.

Our Products

        We currently have four antibodies in clinical development for various disease indications, with a near-term emphasis on autoimmune and inflammatory diseases and cancer, specifically inflammatory bowel disease, asthma and solid tumors. Our three lead programs are as follows:

        Nuvion (visilizumab, anti-CD3).    Nuvion is in a Phase I/II clinical study in patients with intravenous steroid-refractory ulcerative colitis. We plan to conduct a Nuvion end-of-Phase I meeting with the FDA late in the first quarter of 2005. We anticipate that the future registration pathway will be based on the Special Protocol Assessment process. If our discussions with the FDA are successful, we expect to seek approval to initiate Phase III studies by the fourth quarter of 2005 in the intravenous steroid-refractory ulcerative colitis setting. We have received Fast Track status from the FDA for the investigation of Nuvion in patients with intravenous steroid-refractory ulcerative colitis, which is the first PDL program to receive such designation.

        Daclizumab (Zenapax, anti-IL-2 receptor).    The FDA approved daclizumab in December 1997 for the prevention of acute kidney transplant rejection, making it the first humanized antibody to be approved anywhere in the world. It has since been approved in Europe and a number of other countries. Our licensee, Hoffmann-La Roche (Roche), sells daclizumab under the brand name Zenapax in the United States, Europe and other territories for the kidney transplant indication and we receive royalties on Zenapax sales.

        Effective October 2003, we paid Roche $80 million in cash for return of exclusive rights to daclizumab in indications other than transplantation. Under the terms of this arrangement, Roche has the right to put these transplant indications as early as 2005 upon six months' prior written notice to us. If Roche does not exercise its put right, we have the right to acquire these transplant indications, which right is exercisable beginning in the second quarter of 2006 and effective no earlier than six months following the date of notice of the exercise but no later than July 1, 2007. To effectuate the transfer of Zenapax in the transplantation indications, we will pay an additional exercise fee to Roche based on the average annual gross sales of Zenapax during the period from January 1, 2004, through either the calendar quarter prior to the date we exercise our option, or Roche's notice of its decision to transfer the rights to us prior to our exercise date. If we do not receive transplantation rights, we would pay royalties to Roche on any sales in all diseases other than transplantation, and we would continue to receive royalties on sales of Zenapax in transplantation.

        In September 2004, we entered into an agreement with Roche for the joint development and commercialization of daclizumab for the treatment of asthma and related respiratory diseases. Under the terms of this agreement, we received a $17.5 million upfront payment and may receive up to $187.5 million in milestone payments for successful further development and commercialization of daclizumab. This agreement provides that Roche and PDL will globally co-develop daclizumab in asthma, equally share development expenses and co-promote the product in the United States. Outside the United States, PDL will receive royalties on net sales of the product in asthma and related respiratory diseases.

        M200 (volociximab, anti-a5b1 integrin antibody).    Our anti-a5b1 integrin chimeric antibody program, M200, is in Phase II clinical studies for advanced solid tumors. We have initiated a series of open-label, Phase II clinical trials which are planned to study M200 in the treatment of renal, melanoma, pancreatic, and non-small cell lung cancers. The renal cell carcinoma study initiated in January 2005 is a single agent trial, while the studies in the other three malignancies will be combination studies with standard therapy.

Business and Commercialization Strategy

        Our current business and commercialization strategy is to transition from a company dependent on licensing activities, development arrangements, humanization services and royalties as the primary source of revenues to a commercial enterprise that derives the majority of its revenues from sales of its proprietary products. Key elements of our strategy include the following:

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  Fully-integrated commercial organization. We believe that our current clinical development programs address areas of significant unmet medical need that could, at least in North America, effectively be serviced with a modest-sized sales force of between 80 to 125 representatives. If our programs are successful in later stage trials, and subsequently gain regulatory approval for therapeutic use in the United States and Canada, our goal is to create a North American hospital-focused sales and marketing operation related to our core therapeutic focus in inflammatory bowel disease by 2007. Prior to that time, we expect to develop a small PDL sales and marketing capability in transplantation in connection with the anticipated reversion of rights to manufacture and market Zenapax, and we believe such infrastructure would be complementary to our potential marketing needs as they relate to Nuvion for ulcerative colitis. In the event the ESP Pharma transaction is completed, we believe the integration of this sales and marketing capability with ESP Pharma's in-line marketing and sales team will help to enable successful commercialization following the reversion of Zenapax transplant rights to PDL.

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  Development of proprietary drugs. Our most advanced clinical-stage programs are Nuvion antibody product for potential treatment of intravenous steroid-refractory ulcerative colitis (IVSR-UC), and daclizumab for the potential treatment of moderate-to-severe asthma. Additionally, in 2003, we repurchased rights from Roche to market and manufacture daclizumab in indications other than transplantation, and we obtained an option to acquire rights to daclizumab in transplant indications, marketed as Zenapax, by no later than 2007. We believe that the market potential for daclizumab could be expanded beyond the current approved indication in renal transplantation through potential development of this already- marketed antibody in other autoimmune or inflammatory disease indications, such as asthma and multiple sclerosis (MS). In September 2004, we completed an agreement with Roche for the joint development and commercialization of daclizumab for the treatment of asthma and related respiratory diseases.

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  Licensing arrangements. While our goal is to market our products in North America, for all our products in development, we may out-license rights, even within the United States, to other biotechnology or pharmaceutical companies with respect to certain indications requiring specific expertise or large development and marketing efforts, such as MS or some oncology indications. For example, we have partnered with Roche for the joint development and commercialization of daclizumab in asthma. We retain worldwide rights to each of the other products we are currently developing. We may receive upfront fees, milestone payments or other types of funding under these arrangements, in addition to possible royalties or other profit-sharing rights on any product sales by such marketing partners.

Recent Developments

        Agreement to Acquire ESP Pharma.    In January 2005, we entered into a definitive agreement with ESP Pharma, a privately held, hospital-focused pharmaceutical company, under which PDL will acquire ESP Pharma for $300 million in cash and approximately $175 million in PDL common stock, or an aggregate value of approximately $475 million, plus the assumption of net debt of approximately $14 million. On February 1, 2005, PDL and ESP Pharma agreed to increase the purchase price by $25 million in cash in connection with ESP Pharma's agreement to acquire Retavase from Centocor.

        Pursuant to the terms of our acquisition of ESP Pharma, we are registering a maximum of 9,853,770 shares of common stock in this offering for the accounts of the selling stockholders. The selling stockholders acquired the shares of common stock in connection with our acquisition of ESP Pharma.

        ESP Pharma has a hospital-focused sales force committed to the acute-care setting. ESP Pharma has grown its sales force from 22 as of September 2002 to 66 field representatives as of January 2005 and intends to employ approximately 85 representatives by the end of 2005. If the Retavase acquisition is completed, ESP Pharma intends to further expand its sales force to approximately 120 representatives. The current sales team allows ESP Pharma to market to approximately 800 hospitals in the U.S. Once inside the hospitals, the ESP Pharma sales force focuses on the Cardiac, Neurological and Intensive Care Unit, or ICU, sections. For the nine months ended September 30, 2004, unaudited net sales and EBITDA (before nonrecurring expenses) for ESP Pharma were approximately $68 million and $19.5 million, respectively.

        ESP Pharma has actively pursued a strategy for identifying, acquiring and maximizing the revenue potential of approved and late-stage development specialty therapeutics. ESP Pharma began operations in May 2002 when it acquired the U.S. rights to four cardiovascular products from Wyeth Pharmaceuticals (Wyeth): Cardene IV®, Sectral®, Tenex® and Ismo®. ESP Pharma's sales force focuses its efforts on the following two products:

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  Cardene IV is the only branded, U.S.-approved dihydropyridine class calcium channel blocker delivered intravenously that is indicated for treating short-term treatment of hypertension when oral therapy is not feasible or desirable. The product is patent protected in the United States through November 2009.

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  IV Busulfex®, an IV formulation of Busulfan, is a chemotherapeutic agent used as part of a conditioning regimen prior to allogeneic hematopoietic progenitor cell transplantation for chronic myelomgenous leukemia. IV Busulfex provides antitumor effect to eradicate residual malignancy, ablation of the bone marrow to make space for the new source of stem cells and to provide immunosuppression to prevent graft rejection.

        Retavase.    ESP Pharma and PDL have amended the definitive merger agreement to increase the purchase price by $25 million in connection with ESP Pharma's agreement to acquire from Centocor certain rights to Retavase. Retavase is indicated for use in the management of heart attacks (acute myocardial infarction or AMI) in adults for the improvement of ventricular function following AMI, the reduction of the incidence of congestive heart failure, and the reduction of mortality associated with AMI. The acquisition price for the product is $110 million, representing approximately two times 2004 net product sales. Milestone payments of up to $45 million will be made if additional conditions relating to ongoing clinical trials and manufacturing arrangements are satisfied. ESP Pharma's agreement to acquire Retavase includes U.S. and Canadian distribution, manufacturing and marketing rights, all relevant intellectual property and an estimated two years supply of inventory plus certain manufacturing equipment.

        2005 Notes.    On February 9, 2005, we announced that we had priced our private placement under Rule 144A in an aggregate principal amount of $250 million of our convertible senior notes due 2012 (the "2005 Notes"). In addition, we have granted the purchasers of the 2005 Notes an option to purchase up to an additional $50 million principal amount of notes. The 2005 Notes will be convertible into PDL common stock at a price of approximately $23.69 per share, subject to adjustment in certain circumstances, which represents a 30% premium over the closing price of our stock on February 8,

2005. The 2005 Notes bear an interest rate of 2% per annum and will have a seven-year term. The offering is expected to close on February 14, 2005.

        Protein Design Labs, the PDL logo and Nuvion are registered U.S. trademarks, and HuZAF and Zamyl are trademarks of Protein Design Labs, Inc. Zenapax is a registered trademark of Roche. Cardene IV, IV Busulfex, Tenex, and Declomycin are registered trademarks owned by or licensed to ESP Pharma. Retavase is a registered U.S. trademark of Centocor. All other company names and trademarks included in this prospectus are trademarks, registered trademarks or trade names of their respective owners.

        We were incorporated in Delaware in 1986. Our corporate headquarters are located at 34801 Campus Drive, Fremont, California 94555 and our telephone number is (510) 574-1400. We maintain a home page at www.pdl.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

        We have filed a registration statement on Form S-3 under the Securities Act of 1933, as amended, with the Securities and Exchange Commission ("SEC"). This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are a part of the registration statement. For further information with respect to us and our common stock, please refer to the registration statement and the exhibits and schedules filed with it.

        You may read and copy all or any portion of the registration statement, reports, statements or other information in the files at the public reference facility of the SEC located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents upon payment of a duplicating fee by writing to the SEC. You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference room. Our filings including the registration statement, will also be available to you on the web site maintained by the SEC at http://www.sec.gov.

        We are also subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended. We file reports, proxy statements, and other information with the SEC to comply with the Exchange Act. These reports, proxy statements, and other information are available for inspection at the SEC's public reference facility and its web site, which are described above.

        You may obtain a free copy of our most recent annual report on Form 10-K, quarterly report on Form 10-Q and proxy statement on our website on the World Wide Web at http://www.pdl.com. Additionally, you may obtain a free copy of these filings, as well as our current reports on Form 8-K and any other reports or filings we have filed with the SEC, including any amendment to those reports we have filed with, or furnished to, the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as soon as practicable after we have electronically filed such material with, or furnished it to, the SEC, by contacting the Corporate Communications Department at our corporate offices by calling (510) 574-1406.

INFORMATION INCORPORATED BY REFERENCE

        The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus. Any information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any additional documents we file with the SEC. This registration statement incorporates by reference the documents listed below that we have previously filed with the SEC. They contain important information about us and our financial condition.

        The following documents filed with the SEC are incorporated by reference into this prospectus:

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  Our annual report on Form 10-K for the year ended December 31, 2003;

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  Our quarterly reports on Form 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

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  Our current reports on Form 8-K filed on September 17, 2004, January 14, 2005, January 27, 2005, February 1, 2005 February 4, 2005 and February 9, 2005;

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  The information set forth under Item 8.01 and in Exhibits 23.1, 99.1, 99.3, 99.4, 99.5 and 99.6 of our current report on Form 8-K filed on February 7, 2005; and

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  The description of our common stock in our registration statement on Form 8-A filed with the SEC on December 23, 1991, as amended on Form 8-A/A filed with the SEC on January 22, 1992.

        All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of securities contemplated by this prospectus shall be deemed to be incorporated by reference in this prospectus. Those documents shall be considered to be a part of this prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference into this prospectus shall be deemed to be modified or superseded for all purposes of this prospectus and the registration statement to the extent that a statement contained in this prospectus, in any document incorporated by reference or in any subsequently filed document which also is incorporated or deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

        We will provide without charge to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered a copy of any and all of the documents referred to above which have been or may be incorporated in this prospectus by reference and were not delivered with this prospectus. We will not deliver exhibits to such documents, unless such exhibits are specifically incorporated by reference. We will provide this information upon written or oral request by a person to whom we delivered a copy of the prospectus. Requests for such copies should be directed to our principal executive offices located at 34801 Campus Drive, Fremont, California 94555, Attention: Secretary. Our general telephone number is (510) 574-1400.

FORWARD LOOKING INFORMATION

        This prospectus includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. All statements other than statements of historical facts are "forward-looking statements" for purposes of these provisions, including any financial information any statements of the plans and objectives of management for future operations, including the proposed acquisition of ESP Pharma Holding Company, Inc. and the proposed acquisition of certain rights to the Retavase product, any statements concerning proposed new products or licensing or collaborative arrangements, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "believes," "may," "will," "expects," "plans," "anticipates," "estimates," "potential," or "continue" or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent assumptions, risks and uncertainties, including but not limited to the risk factors set forth in this prospectus, and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update or revise any forward-looking statements or reasons why actual results might differ, whether as a result of new information, future events or otherwise.

RISK FACTORS

        An investment in our common stock involves a high degree of risk. You should carefully consider the following factors, in addition to the other information included and incorporated by reference in this prospectus, in evaluating us, our business and an investment in our common stock. Any of the following risks, as well as other risks and uncertainties, could harm our business and financial results or condition and cause the value of our common stock to decline, which in turn could cause you to lose all or part of your investment. Additional risks not currently known to us also may harm our business.

Risks Related To Our Business

We have a history of operating losses and may never achieve sustained profitability.

        In general, our expenses have exceeded revenues. As of September 30, 2004, we had an accumulated deficit of approximately $259 million. We expect our expenses to increase because of the extensive resource commitments required to achieve regulatory approval and commercial success for any individual product. For example, over the next several years, we will incur substantial additional expenses as we continue to develop and manufacture our potential products, invest in research and improve and expand our manufacturing, marketing and sales capabilities. Since we or our partners or licensees may not be able to successfully develop additional products, obtain required regulatory approvals, manufacture products at an acceptable cost and with appropriate quality, or successfully market such products with desired margins, we may never achieve sustained profitable operations. The amount of net losses and the time required to reach sustained profitability are highly uncertain.

        Our commitment of resources to the continued development of our products will require significant additional funds for development. Our operating expenses may also increase as:

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  some of our earlier stage potential products move into later stage clinical development;

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  additional potential products are selected as clinical candidates for further development;

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  we pursue clinical development of our potential products in new indications;

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  we invest in additional manufacturing capacity;

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  we build commercial infrastructure to market our products in North America;

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  we defend or prosecute our patents and patent applications; and

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  we invest in research or acquire additional technologies, product candidates or businesses.

        In the absence of substantial revenues from new agreements with third-party business partners, significant royalties on sales of products licensed under our intellectual property rights, product sales or other uncertain sources of revenue, we will incur substantial operating losses and may require additional capital to fully execute our business strategy.

Our revenues, expenses and operating results will likely fluctuate in future periods.

        Our revenues have varied in the past and will likely continue to fluctuate considerably from quarter to quarter and from year to year. As a result, our revenues in any period may not be predictive of revenues in any subsequent period. Our royalty revenues may be unpredictable and may fluctuate since they depend upon:

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  the seasonality of sales of licensed products;

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  the existence of competing products;

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  the market launch of recently licensed products;

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  the marketing efforts of our licensees;

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  potential reductions in royalties receivable due to credits for prior payments to us;

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  the timing of royalty reports, some of which are required quarterly and others semi-annually; and

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  our ability to successfully defend and enforce our patents.

        We receive royalty revenues on sales of the product Synagis, which product is marketed by MedImmune, Inc. (MedImmune). This product has higher sales in the fall and winter, which to date have resulted in much higher royalties paid to us in our first and second quarters than in other quarters. The seasonality of Synagis sales will contribute to fluctuation of our revenues from quarter to quarter.

        License and other revenue may also be unpredictable and may fluctuate due to the timing of payments of non-recurring licensing and signing fees, payments for manufacturing and clinical development services, and payments for the achievement of milestones under new and existing agreements with third-party business partners. Revenue historically recognized under our prior agreements may not be an indicator of non-royalty revenue from any future collaborations.

        Our expenses may be unpredictable and may fluctuate from quarter to quarter due to the timing of expenses, including clinical trial expenses as well as payments owed by us and to us under collaborative agreements for reimbursement of expenses and which are recorded under our policy during the quarter in which such expenses are reported to us or to our partners and agreed to by us or our partners.

        In addition, our expenses or other operating results may fluctuate due to the accounting treatment of securities we own or may purchase or securities we have issued or may issue. For example, we expect to recognize expense for employee stock options beginning in the third quarter of 2005, and as a result, we will incur significantly higher losses. In addition, we hold a $30 million five-year convertible note receivable we purchased from Exelixis, Inc. in May 2001. Accounting rules require the conversion feature of some convertible notes to be separated from the debt agreement in which the conversion feature is contained and accounted for as a derivative instrument, and therefore reflected in the note purchaser's financial statements based upon the fair market value of the stock into which the note is convertible. Due in part to the number of shares into which this note receivable would currently convert and the average daily trading volume of Exelixis stock, the Exelixis note is not currently considered a derivative instrument and, therefore, changes in the market value of Exelixis stock are not required to be recorded in our financial statements. However, a significant increase in the average daily trading volume of Exelixis stock, or new accounting pronouncements or regulatory rulings could require us to report the change in the value of the Exelixis stock in our financial statements such that changes in the Exelixis stock price contribute to fluctuations of our operating results from quarter to quarter.

Our humanization patents are being opposed and a successful challenge or refusal to take a license could limit our future revenues.

        Most of our current revenues are related to our humanization patents and the related licenses that third parties enter into with us for rights to those patents. If our rights are successfully challenged or third parties decline to take licenses for the patents, our future revenues would be adversely affected.

        At an oral hearing in March 2000, the Opposition Division of the European Patent Office decided to revoke the broad claims of our first European antibody humanization patent. We appealed this decision. In November 2003, the Technical Board of Appeal of the European Patent Office decided to uphold our appeal and to set aside the Opposition Division's decision. The Board of Appeal ordered that certain claims be remitted to the Opposition Division for further prosecution and consideration of issues of patentability (novelty, enablement and inventive step). The claims remitted by the Board of Appeal cover the production of humanized antibody light chains that contain amino acid substitutions made under our antibody humanization technology. Regardless of the Opposition Division's decision on these claims, such decision could be subject to further appeals. Until the opposition is resolved, we may be limited in our ability to collect royalties or to negotiate future licensing or collaborative research and development arrangements based on this and our other humanization patents. Moreover, if the opponents are successful, our ability to collect royalties on European sales of antibodies humanized by others would depend on: (i) the scope and validity of our second European patent; and (ii) whether the antibodies are manufactured in a country outside of Europe where they are covered by one or more of our patents, and if so, on the terms of our license agreements. Also, the Opposition Division's decision could encourage challenges to our related patents in other jurisdictions, including the United States. This decision may lead some of our licensees to stop making royalty payments or lead potential licensees not to take a license, either of which might result in us initiating formal legal actions to enforce our rights under our humanization patents. In such a situation, a likely defensive strategy to our action would be to challenge our patents in that jurisdiction. During the opposition process with respect to our first European patent, if we were to commence an infringement action in Europe to enforce that patent, such an action would likely be stayed until the opposition is decided by the European Patent Office. As a result, we may not be able to successfully enforce our rights under our European or related U.S. and Japanese patents.

        At an oral hearing in February 2005, the Opposition Division of the European Patent Office decided to revoke the claims in our second European antibody humanization patent. The Opposition Division based its decision on formal issues and did not consider substantive issues of patentablility. We plan to appeal the decision to the Technical Board of Appeal at the European Patent Office. The appeal will suspend the legal effect of the decision of the Opposition Division during the appeal process, which is likely to take several years.

        We intend to vigorously defend the European patents in these proceedings. We may not prevail in the opposition proceedings or any litigation contesting the validity of these patents. If the outcome of the European opposition proceedings or any litigation involving our antibody humanization patents were to be unfavorable, our ability to collect royalties on existing licensed products and to license our patents relating to humanized antibodies may be materially harmed. In addition, these proceedings or any other litigation to protect our intellectual property rights or defend against infringement claims by others could result in substantial costs and diversion of management's time and attention, which could harm our business and financial condition.

        In regard to our Japanese humanization patent, in December 2004, the Japanese Supreme Court denied our petition for review of the Tokyo High Court decision upholding revocation of the patent by the Japanese Patent Office. The Japanese Supreme Court decision concludes the proceedings in the matter and the Japanese Patent Office decision to revoke our patent is final.

        In October 2004, the Japanese Patent Office issued a patent to our first divisional humanization patent application. This patent claims a method of producing a humanized antibody specifically reactive with the human IL-2 receptor and the composition of matter directed to Zenapax (daclizumab). Although we have additional divisional patent applications pending in Japan, there can be no assurance that any patents will issue from such divisional applications or that the scope of such patents, if any, would be sufficient to cover third party antibody products.

        Our ability to maintain and increase our revenues from licensing is dependent upon third parties entering into new patent licensing arrangements, exercising rights under existing patent rights agreements, and paying royalties under existing patent licenses with us. To date, we have been successful in obtaining such licensing arrangements, and in receiving royalties on product sales, from parties whose products may be covered by our patents. However, we have experienced challenges in our licensing efforts, including the disagreement we had with Genentech, Inc. (Genentech) in 2003 over whether its Xolair antibody product was covered under our humanization patents. There can be no assurance that we will continue to be successful in our licensing efforts in the future. Additionally, although we have reached an amicable settlement with Genentech that is intended to resolve such disagreements, Genentech or other companies may, in the future, seek to challenge our U.S. patents through litigation or patent office proceedings, such as re-examinations or interferences. If we experience difficulty in enforcing our patent rights through licenses, or if our licensees, or prospective licensees, challenge our antibody humanization patents, our revenues and financial condition could be adversely affected, and we could be required to undertake additional actions, including litigation, to enforce our rights. Such efforts would increase our expenses and could be unsuccessful.

If we are unable to protect our patents and proprietary technology, we may not be able to compete successfully.

        Our pending patent applications may not result in the issuance of valid patents or our issued patents may not provide competitive advantages. Also, our patent protection may not prevent others from developing competitive products using related or other technology. A number of companies, universities and research institutions have filed patent applications or received patents in the areas of antibodies and other fields relating to our programs. Some of these applications or patents may be competitive with our applications or contain material that could prevent the issuance of our patents or result in a significant reduction in the scope of our issued patents.

        The scope, enforceability and effective term of patents can be highly uncertain and often involve complex legal and factual questions and proceedings. No consistent policy has emerged regarding the breadth of claims in biotechnology patents, so that even issued patents may later be modified or revoked by the relevant patent authorities or courts. These proceedings could be expensive, last several years and either prevent issuance of additional patents to us relating to humanization of antibodies or result in a significant reduction in the scope or invalidation of our patents. Any limitation in claim scope could reduce our ability to negotiate or collect royalties or to negotiate future collaborative research and development agreements based on these patents. Moreover, the issuance of a patent in one country does not assure the issuance of a patent with similar claim scope in another country, and claim interpretation and infringement laws vary among countries, so we are unable to predict the extent of patent protection in any country. In addition to seeking the protection of patents and licenses, we also rely upon trade secrets, know-how and continuing technological innovation that we seek to protect, in part, by confidentiality agreements with employees, consultants, suppliers and licensees. If these agreements are not honored, we might not have adequate remedies for any breach. Additionally, our trade secrets might otherwise become known or patented by our competitors.

We may require additional patent licenses in order to manufacture or sell our potential products.

        Other companies, universities and research institutions may obtain patents that could limit our ability to use, import, manufacture, market or sell our products or impair our competitive position. As a result, we might be required to obtain licenses from others before we could continue using, importing, manufacturing, marketing, or selling our products. We may not be able to obtain required licenses on terms acceptable to us, if at all. If we do not obtain required licenses, we may encounter significant delays in product development while we redesign potentially infringing products or methods or may not be able to market our products at all.

        Celltech, for example, has been granted a European patent covering humanized antibodies, which we have opposed. At an oral hearing in September 2000, the Opposition Division of the European Patent Office decided to revoke this patent. Celltech appealed that decision, but the Technical Board of Appeal recently rejected the appeal. As a result, the decision revoking the patent is final; no further appeals are available. However, Celltech has a second issued divisional patent in Europe, which has claims that may be broader in scope than its first European patent, and which we have opposed. At an oral hearing in January 2005, the Opposition Division decided to revoke this patent. Celltech has filed a notice of appeal. We cannot predict whether Celltech's appeal will be successful, or whether it will be able to obtain the grant of a patent from the pending divisional application with claims broad enough to generally cover humanized antibodies. Celltech has also been issued a corresponding U.S. patent that contains claims that may be considered broader in scope than its first European patent. In addition, Celltech was recently issued a second U.S. patent with claims that may be considered broader than its first U.S. patent. We have entered into an agreement with Celltech providing each company with the right to obtain nonexclusive licenses for up to three antibody targets under the other company's humanization patents. We recently negotiated an extension that has extended the term of the current agreement to December 2014. Notwithstanding this agreement, if our humanized antibodies were covered by Celltech's European or U.S. patents and if we need more than the three licenses under those patents currently available to us under the agreement, we would be required to negotiate additional licenses under those patents or to significantly alter our processes or products. We might not be able to successfully alter our processes or products to avoid conflict with these patents or to obtain the required additional licenses on commercially reasonable terms, if at all.

        In addition, if the Celltech U.S. patent or any related patent applications conflict with our U.S. patents or patent applications, we may become involved in proceedings to determine which company was the first to invent the products or processes contained in the conflicting patents. These proceedings could be expensive, last several years and either prevent issuance of additional patents to us relating to humanization of antibodies or result in a significant reduction in the scope or invalidation of our patents. Any limitation would reduce our ability to negotiate or collect royalties or to negotiate future collaborative research and development agreements based on these patents.

        We do not have a license to an issued U.S. patent assigned to Stanford University and Columbia University, which may cover a process we use to produce our potential products. We have been advised that an exclusive license has been previously granted to a third party, Centocor, under this patent. If our processes were found to be covered by either of these patents, we might be required to obtain licenses or to significantly alter our processes or products. We might not be able to successfully alter our processes or products to avoid conflicts with these patents or to obtain licenses on acceptable terms.

If our research efforts are not successful, we may not be able to effectively develop efficacious or commercially viable products.

        We have not commercialized any antibody products. We are engaged in research activities intended to identify antibody product candidates that we may enter into clinical development. These research activities include efforts to discover and validate new targets for antibodies in our areas of therapeutic focus. We obtain new targets through our own drug discovery efforts and through in-licensing targets from institutions or other biotechnology or pharmaceutical companies. Our success in identifying new antibody product candidates depends upon our ability to discover and validate new targets, either through our own research efforts, or through in-licensing or collaborative arrangements. In order to increase the possibilities of identifying antibodies with a reasonable chance for success in clinical studies, part of our business strategy is to identify a number of potential targets. Our antibody product candidates are in various stages of development and many are in an early development stage. If we are unsuccessful in our research efforts to identify and obtain rights to new targets and generate antibody product candidates that lead to the required regulatory approvals and the successful commercialization of products, our ability to develop new products could be harmed.

Clinical development is inherently uncertain and expensive, and costs may fluctuate unexpectedly.

        Our development of current and future product candidates, either alone or in conjunction with collaborators, is subject to the risks of failure inherent in the development of new pharmaceutical products. Our future success depends in large part upon the results of clinical trials designed to assess the safety and efficacy of our potential products. Conducting clinical trials is a lengthy, time-consuming and expensive process. Before obtaining regulatory approvals for the commercial sale of any products, we must demonstrate through preclinical testing and clinical trials that our product candidates are safe and effective for their intended use in humans. We have incurred and will continue to incur substantial expense for, and we have devoted and expect to continue to devote a significant amount of time to, preclinical testing and clinical trials. Despite the time and expense incurred, there can be no assurance that our clinical trials will adequately demonstrate the safety and effectiveness of our product candidates.

        Historically, the results from preclinical testing and early clinical trials have often not been predictive of results obtained in later clinical trials. A number of new drugs and biologics have shown promising results in clinical trials, but subsequently failed to establish sufficient safety and efficacy data to obtain necessary regulatory approvals. Data obtained from preclinical and clinical activities are susceptible to varying interpretations, which may delay, limit or prevent regulatory approval. In addition, we may encounter regulatory delays or failures of our clinical trials as a result of many factors, all of which may increase the costs and expense associated with the trial, including:

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  Changes in regulatory policy during the period of product development;

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  Delays in obtaining regulatory approvals to commence a study;

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  Delays in identifying and reach agreement on acceptable terms with prospective clinical trial sites;

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  Delays in the enrollment of patients;

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  Lack of efficacy during clinical trials; or

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  Unforeseen safety issues.

        Completion of clinical trials may take several years or more. The length of time necessary to complete clinical trials and submit an application for marketing and manufacturing approvals varies significantly according to the type, complexity, novelty and intended use of the product candidate and is difficult to predict. Further, we, the FDA, Investigational Review Boards or data safety monitoring boards may decide to temporarily suspend or permanently terminate ongoing trials. Failure to comply with extensive FDA regulations may result in unanticipated delay, suspension or cancellation of a trial or the FDA's refusal to accept test results. As a result of these factors, we cannot predict the actual expenses that we will incur with respect to preclinical or clinical trials for any of our potential products, and we expect that our expense levels will fluctuate unexpectedly in the future. Despite the time and expense incurred, we cannot guarantee that we will successfully develop commercially viable products that will achieve FDA approval or market acceptance, and failure to do so would materially harm our business, financial condition and results of operations.

We are subject to extensive government regulation, which requires us to spend significant amounts of money, and we may not be able to obtain regulatory approvals, which are required for us to conduct clinical testing and commercialize our products.

        Our product candidates under development are subject to extensive and rigorous government regulation. The FDA regulates, among other things, the development, testing, research, manufacture, safety, efficacy, record-keeping, labeling, storage, approval, quality control, adverse event reporting, advertising, promotions, sale and distribution of biopharmaceutical products. If we market our products abroad, they will also be subject to extensive regulation by foreign governments. Neither the FDA nor any other regulatory agency has approved any of our product candidates for sale in the United States or any foreign market. The regulatory review and approval process, which includes preclinical studies and clinical trials of each product candidate, is lengthy, expensive and uncertain. To obtain regulatory approval for the commercial sale of any of our potential products or to promote these products for expanded indications, we must demonstrate through preclinical testing and clinical trials that each product is safe and effective for use in indications for which approval is requested. We have had, and may in the future have, clinical setbacks that prevent us from obtaining regulatory approval for our potential products. Most recently, in May 2004, we announced that daclizumab, our humanized antibody that binds to the interleukin-2 (IL-2) receptor, did not meet the primary endpoint in a Phase II clinical trial in patients with moderate-to-severe ulcerative colitis. As a result, we terminated further development of daclizumab in this indication.

        Early clinical trials such as Phase I and II trials generally are designed to gather information to determine whether further trials are appropriate and, if so, how such trials should be designed. As a result, data gathered in these trials may indicate that the endpoints selected for these trials are not the most relevant for purposes of assessing the product or the design of future trials. Moreover, success or failure in meeting such early clinical trial endpoints may not be dispositive of whether further trials are appropriate and, if so, how such trials should be designed. We may decide, or the FDA may require us, to make changes in our plans and protocols. Such changes may relate, for example, to changes in the standard of care for a particular disease indication, comparability of efficacy and toxicity of materials where a change in materials is proposed, or competitive developments foreclosing the availability of expedited approval procedures. We may be required to support proposed changes with additional preclinical or clinical testing, which could delay the expected time line for concluding clinical trials.

        Larger or later stage clinical trials may not produce the same results as earlier trials. Many companies in the pharmaceutical and biotechnology industries, including our company, have suffered significant setbacks in clinical trials, including advanced clinical trials, even after promising results had been obtained in earlier trials. As an example, the daclizumab Phase II clinical trials in moderate-to-severe ulcerative colitis, which did not meet the primary endpoint in May 2004, were based on earlier Phase I physician-sponsored clinical trials that indicated safety and biological activity for a small number of patients in this indication.

        Even when a drug candidate shows evidence of efficacy in a clinical trial, it may be impossible to further develop or receive regulatory approval for the drug if it causes an unacceptable incidence or severity of side effects, or further development may be slowed down by the need to find dosing regimens that do not cause such side effects.

        In addition, we may not be able to successfully commence and complete all of our planned clinical trials without significant additional resources and expertise because we have a relatively large number of potential products in clinical development. The approval process takes many years, requires the expenditure of substantial resources, and may involve post-marketing surveillance and requirements for post-marketing studies. The approval of a product candidate may depend on the acceptability to the FDA of data from our clinical trials. Regulatory requirements are subject to frequent change. Delays in obtaining regulatory approvals may:

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  adversely affect the successful commercialization of any drugs that we develop;

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  impose costly procedures on us;

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  diminish any competitive advantages that we may attain; and

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  adversely affect our receipt of revenues or royalties.

        Additionally, regulatory review of our clinical trial protocols may cause us in some cases to delay or abandon our planned clinical trials. Our potential inability to commence or continue clinical trials, to complete the clinical trials on a timely basis or to demonstrate the safety and efficacy of our potential products, further adds to the uncertainty of regulatory approval for our potential products.

Our clinical trial strategy may increase the risk of clinical trial difficulties.

        Research, preclinical testing and clinical trials may take many years to complete, and the time required can vary depending on the indication being pursued and the nature of the product. We may at times elect to use aggressive clinical strategies in order to advance potential products through clinical development as rapidly as possible. For example, our current projection for regulatory approval of Nuvion in the United States in 2007 depends upon regulatory approval to initiate Phase III studies in 2005. We anticipate that only some of our potential products may show safety and efficacy in clinical trials and some may encounter difficulties or delays during clinical development.

We may be unable to enroll sufficient patients in a timely manner in order to complete our clinical trials.

        The rate of completion of our clinical trials, and those of our collaborators, is significantly dependent upon the rate of patient enrollment. Patient enrollment is a function of many factors, including:

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  the size of the patient population;

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  perceived risks and benefits of the drug under study;

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  availability of competing therapies, including those in clinical development;

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  availability of clinical drug supply;

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  availability of clinical trial sites;

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  design of the protocol;

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  proximity of and access by patients to clinical sites;

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  patient referral practices of physicians;

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  eligibility criteria for the study in question; and

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  efforts of the sponsor of and clinical sites involved in the trial to facilitate timely enrollment.

        We may have difficulty obtaining sufficient patient enrollment or clinician support to conduct our clinical trials as planned, and we may need to expend substantial additional funds to obtain access to resources or delay or modify our plans significantly. These considerations may result in our being unable to successfully achieve our projected development timelines, or potentially even lead us to consider the termination of ongoing clinical trials or development of a product for a particular indication. For example, our current expectations for registrational studies and regulatory approval for Nuvion are dependent on our ability to timely enroll a worldwide clinical program.

Our revenues from licensed technologies depend on the efforts and successes of our licensees.

        In those instances where we have licensed rights to our technologies, the product development and marketing efforts and successes of our licensees will determine the amount and timing of royalties we may receive, if any. We have no assurance that any licensee will successfully complete the product development, regulatory and marketing efforts required to sell products. The success of products sold by licensees will be affected by competitive products, including potential competing therapies that are marketed by the licensees or others.

If our collaborations are not successful, we may not be able to effectively develop and market some of our products.

        We have agreements with pharmaceutical and other companies to develop, manufacture and market certain of our potential products. In some cases, we are relying on our partners to manufacture such products, to conduct clinical trials, to compile and analyze the data received from these trials, to obtain regulatory approvals and, if approved, to market these licensed products. As a result, we may have little or no control over the manufacturing, development and marketing of these potential products and little or no opportunity to review the clinical data prior to or following public announcement.

        We do not currently have the ability to independently conduct pre-clinical and clinical trials for any of our product candidates, and we must rely on third parties, such as medical institutions and clinical investigators, including physician sponsors, to conduct our clinical trials, including recruiting and enrolling patients in the trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be delayed or may not be able to obtain regulatory approval for or commercialize our product candidates. If any of the third parties upon whom we rely to conduct our preclinical or clinical trials do not comply with applicable laws, successfully carry out their obligations or meet expected deadlines, and need to be replaced, our clinical trials may be extended, delayed or terminated.

        If the quality or accuracy of the clinical data obtained by medical institutions and clinical investigators, including physician sponsors, is compromised due to their failure to adhere to applicable laws, our clinical protocols or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize any of our product candidates. If our relationships with any of these organizations or individuals terminates, we believe that we would be able to enter into arrangements with alternative third parties. However, replacing any of these third parties could delay our clinical trials and could jeopardize our ability to obtain regulatory approvals and commercialize our product candidates on a timely basis, if at all.

        Our development, manufacturing and marketing agreements can generally be terminated by our partners on short notice. A partner may terminate its agreement with us or separately pursue alternative products, therapeutic approaches or technologies as a means of developing treatments for the diseases targeted by us or our collaborative effort. Even if a partner continues to contribute to the arrangement, it may nevertheless determine not to actively pursue the development or commercialization of any resulting products. In these circumstances, our ability to pursue potential products could be severely limited.

        Continued funding and participation by partners will depend on the timely achievement of our research and development objectives, the retention of key personnel performing work under those agreements and on each partner's own financial, competitive, marketing and strategic considerations. Such considerations include:

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  the commitment of each partner's management to the continued development of the licensed products or technology;

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  the relationships among the individuals responsible for the implementation and maintenance of the development efforts; and

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  the relative advantages of alternative products or technology being marketed or developed by each partner or by others, including their relative patent and proprietary technology positions, and their ability to manufacture potential products successfully.

        Our ability to enter into new relationships and the willingness of our existing partners to continue development of our potential products depends upon, among other things, our patent position with respect to such products. If we are unable to successfully maintain our patents we may be unable to collect royalties on existing licensed products or enter into additional agreements.

Our lack of experience in sales, marketing and distribution may hamper market introduction and acceptance of our products.

        We intend to market and sell a number of our products either directly or through sales and marketing partnership arrangements with partners. To market products directly, we must establish an internal marketing and sales group, contract for these services, or obtain the assistance of another company. Pursuant to the terms of our revised collaboration agreement with Roche, we have a reversion right, exercisable in 2006, but effective in 2007, to repurchase all rights, including marketing rights, in transplant indications, unless earlier elected by Roche. If we elect to exercise this right, or Roche elects to transfer such rights to us, we will be responsible for the marketing and commercialization of Zenapax in all indications worldwide. While Roche must notify us at least six months prior to a transfer of Zenapax to us, there can be no assurance that we will be able to establish marketing, sales and distribution capabilities for Zenapax in a timely manner. Further, we may not be able to establish such capabilities for our other products or succeed in gaining market acceptance for our products. If we were to enter into co-promotion or other marketing arrangements with pharmaceutical or biotechnology companies, our revenues would be subject to the payment provisions of these arrangements and could largely depend on these partners' marketing and promotion efforts.

If we do not attract and retain key employees, our business could be impaired.

        To be successful, we must attract additional and retain qualified clinical, manufacturing, scientific and management personnel. If we are unsuccessful in attracting and retaining qualified personnel, our business could be impaired.

Our own ability to manufacture our products on a commercial scale is uncertain, which may make it more difficult to sell our products.

        The manufacture of antibodies for use as therapeutics in compliance with regulatory requirements is complex, time-consuming and expensive. We will need to manufacture such antibody therapeutic products in a facility and by an appropriately validated process that comply with FDA, European, and other regulations. Our manufacturing operations will be subject to ongoing, periodic unannounced inspection by the FDA and state agencies to ensure compliance with good manufacturing practices. If we are unable to manufacture product or product candidates in accordance with FDA and European good manufacturing practices, we may not be able to obtain regulatory approval for our products.

        We intend to continue to manufacture potential products for use in preclinical and clinical trials using our manufacturing facility in accordance with standard procedures that comply with appropriate regulatory standards. The manufacture of sufficient quantities of antibody products that comply with these standards is an expensive, time-consuming and complex process and is subject to a number of risks that could result in delays and/or the inability to produce sufficient quantities of such products in a commercially viable manner. Our collaborative partners and we have experienced some manufacturing difficulties. Product supply interruptions could significantly delay clinical development of our potential products, reduce third-party or clinical researcher interest and support of proposed clinical trials, and possibly delay commercialization and sales of these products. Manufacturing difficulties can even interrupt the supply of marketed products, thereby reducing revenues and risking loss of market share.

        We do not have experience in manufacturing commercial supplies of our potential products, nor do we currently have sufficient facilities to manufacture all of our potential products on a commercial scale. To obtain regulatory approvals and to create capacity to produce our products for commercial sale at an acceptable cost, we will need to improve and expand our manufacturing capabilities. Our current plans are to validate and use our new manufacturing plant in Brooklyn Park, Minnesota in order to manufacture initial commercial supplies of Nuvion and daclizumab. Our ability to file for, and to obtain, regulatory approvals for such products, as well as the timing of such filings, will depend on our ability to successfully operate our manufacturing plant. We may encounter problems with the following:

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  production yields;

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  quality control and assurance;

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  availability of qualified personnel;

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  availability of raw materials;

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  adequate training of new and existing personnel;

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  on-going compliance with our standard operating procedures;

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  on-going compliance with FDA regulations;

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  production costs; and

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  development of advanced manufacturing techniques and process controls.

        Failure to successfully operate our manufacturing plant, or to obtain regulatory approval or to successfully produce commercial supplies on a timely basis could delay commercialization of our products.

        In addition, as we implement validation of our Brooklyn Park, Minnesota manufacturing facility, we are implementing an enterprise resource management software platform to support our operations, including our new manufacturing facility. These efforts will involve substantial costs and resource commitments. Any construction, validation, or other delays could impair our ability to obtain necessary regulatory approvals and to produce adequate commercial supplies of our potential products on a timely basis. Failure to do so could delay commercialization of some of our products and could impair our competitive position.

Manufacturing changes may result in delays in obtaining regulatory approval or marketing for our products.

        If we make changes in the manufacturing process, we may be required to demonstrate to the FDA and corresponding foreign authorities that the changes have not caused the resulting drug material to differ significantly form the drug material previously produced. Changing the manufacturing site is considered to be a change in the manufacturing process, and therefore moving production to our Brooklyn Park manufacturing facility from our Plymouth facility or from third parties will entail manufacturing changes. Further, any significant manufacturing changes for the production of our product candidates could result in delays in development or regulatory approval or in the reduction or interruption of commercial sales of our product candidates. Our inability to maintain our manufacturing operations in compliance with applicable regulations within our planned time and cost parameters could materially harm our business, financial condition and results of operations.

        With respect to our M200 antibody product, ICOS Corporation (ICOS) has manufactured all of the drug material contemplated for use in our planned Phase II clinical studies. We plan to assume responsibility for manufacturing M200 for use in Phase III clinical studies and commercial supply, if required. We will need to show that the M200 drug material we produce will be sufficiently similar to the ICOS-produced drug material to use in future clinical studies in order to avoid delays in development or regulatory approval for this antibody product.

        Additionally, when we assume responsibility for manufacturing Zenapax, we may be required to demonstrate that the material manufactured by Roche does not differ significantly from the material we produce at our manufacturing facilities. Showing comparability between the material we produce before and after manufacturing changes, and in the case of Zenapax, between the material produced by Roche and the drug material produced by us, is particularly important if we want to rely on results of prior preclinical studies and clinical trials performed using the previously produced drug material. Depending upon the type and degree of differences between the newer and older drug material, and in the case of Zenapax, between our material and Roche material, we may be required to conduct additional animal studies or human clinical trials to demonstrate that the newly produced drug material is sufficiently similar to the previously produced drug material. Our ability to successfully market and develop Zenapax, in particular in transplantation, depends upon our success in manufacturing Zenapax at commercial scale. There can be no assurance that we will successfully and in a timely manner be capable of manufacturing Zenapax following the transfer of Zenapax to us by Roche.

        We have made manufacturing changes and are likely to make additional manufacturing changes for the production of our products currently in clinical development. These manufacturing changes or an inability to immediately show comparability between the older material and the newer material after making manufacturing changes could result in delays in development or regulatory approvals or in reduction or interruption of commercial sales and could impair our competitive position.

Our revenue may be adversely affected by competition and rapid technological change.

        Potential competitors have developed and are developing human and humanized antibodies or other compounds for treating autoimmune and inflammatory diseases, transplantation, asthma and cancers. In addition, a number of academic and commercial organizations are actively pursuing similar technologies, and several companies have developed, are developing, or may develop technologies that may compete with our antibody technology platform. Competitors may succeed in more rapidly developing and marketing technologies and products that are more effective than our products or that would render our products or technology obsolete or noncompetitive. Our collaborative partners may also independently develop products that are competitive with products that we have licensed to them. This could reduce our revenues under our agreements with these partners.

        Any product that our collaborative partners or we succeed in developing and for which regulatory approval is obtained must then compete for market acceptance and market share. The relative speed with which we and our collaborative partners can develop products, complete the clinical testing and approval processes, and supply commercial quantities of the products to the market compared to competitive companies will affect market success. In addition, the amount of marketing and sales resources and the effectiveness of the marketing used with respect to a product will affect its marketing success. For example, Novartis, which has a significant marketing and sales force directed to the transplantation market, markets Simulect® (basiliximab), a product competitive with Zenapax, in the United States and Europe. Novartis has acquired a significant interest in Roche. As a result of Novartis' relationship with Roche, Roche may not devote significant resources to the marketing and sales of Zenapax, which could harm our business.

We may be unable to obtain or maintain regulatory approval for our products.

        All of our products in development are subject to risks associated with applicable government regulations. The manufacturing, testing and marketing of our products are subject to regulation by numerous governmental authorities in the United States and other countries. In the United States, pharmaceutical products are subject to rigorous FDA regulation. Additionally, other federal, state and local regulations govern the manufacture, testing, clinical and non-clinical studies to assess safety and efficacy, approval, advertising and promotion of pharmaceutical products. The process of obtaining approval for a new pharmaceutical product or for additional therapeutic indications within this regulatory framework requires a number of years and the expenditure of substantial resources. Companies in the pharmaceutical and biotechnology industries, including us, have suffered significant setbacks in various stages of clinical trials, even in advanced clinical trials after promising results had been obtained in earlier trials.

        Even if marketing approval from the FDA is received, the FDA may impose post-marketing requirements, such as:

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  labeling and advertising requirements, restrictions or limitations, such as the inclusion of warnings, precautions, contra-indications or use limitations that could have a material impact on the future profitability of our product candidates;

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  adverse event reporting;

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  testing and surveillance to monitor our product candidates and their continued compliance with regulatory requirements; and

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  inspection of products and manufacturing operations and, if any inspection reveals that the product or operation is not in compliance, prohibiting the sale of all products, suspending manufacturing or withdrawing market clearance.

        The discovery of previously unknown problems with our product candidates, including adverse events of unanticipated severity or frequency, may result in restrictions of the products, including withdrawal from manufacture. Additionally, certain material changes affecting an approved product such as manufacturing changes or additional labeling claims are subject to further FDA review and approval. The FDA may revisit and change its prior determination with regard to the safety or efficacy of our products and withdraw any required approvals after we obtain them. Even prior to any formal regulatory action requiring labeling changes or affecting manufacturing, we could voluntarily decide to cease the distribution and sale or recall any of our future products if concerns about their safety and efficacy develop.

        As part of the regulatory approval process, we must demonstrate the ability to manufacture the pharmaceutical product. Accordingly, the manufacturing process and quality control procedures are required to comply with the applicable FDA current good manufacturing practice (cGMP) regulations and other regulatory requirements. Good manufacturing practice regulations include requirements relating to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Manufacturing facilities, including our facility, must pass an inspection by the FDA before initiating commercial manufacturing of any product. Pharmaceutical product manufacturing establishments are also subject to inspections by state and local authorities as well as inspections by authorities of other countries. To supply pharmaceutical products for use in the United States, foreign manufacturing establishments must comply with these FDA approved guidelines. These foreign manufacturing establishments are subject to periodic inspection by the FDA or by corresponding regulatory agencies in these countries under reciprocal agreements with the FDA. The FDA enforces post-marketing regulatory requirements, such as cGMP requirements, through periodic unannounced inspections. We do not know whether we will pass any future FDA inspections. Failure to pass an inspection could disrupt, delay or shut down our manufacturing operations.

        In addition, during 2003 the FDA completed the transfer of regulatory responsibility, review and continuing oversight for many biologic therapeutic products, including antibody therapeutics, from the Center for Biologics Evaluation and Research (CBER) to the Center for Drug Evaluation and Research (CDER). This transfer of responsibility could result in new regulatory standards, which could result in delays in development or regulatory approvals for our potential products. In addition, when we assume responsibility for manufacturing Zenapax, we will be required to demonstrate that the material manufactured by Roche is comparable to the material we produce at our manufacturing facilities. New regulations resulting from the transfer of regulatory responsibility from CBER to CDER could make it more difficult for us to show comparability which could delay development and regulatory approval of Zenapax in new indications or reduce or interrupt commercial sales of Zenapax for the prevention of acute kidney transplant rejection.

        For the marketing of pharmaceutical products outside the United States, our collaborative partners and we are subject to foreign regulatory requirements and, if the particular product is manufactured in the United States, FDA and other U.S. export provisions. Requirements relating to the manufacturing, conduct of clinical trials, product licensing, promotion, pricing and reimbursement vary widely in different countries. Difficulties or unanticipated costs or price controls may be encountered by us or our licensees or marketing partners in our respective efforts to secure necessary governmental approvals. This could delay or prevent us, our licensees or our marketing partners from marketing potential pharmaceutical products.

        Both before and after approval is obtained, a biologic pharmaceutical product, its manufacturer and the holder of the Biologics License Application (BLA) for the pharmaceutical product are subject to comprehensive regulatory oversight. The FDA may deny approval to a BLA if applicable regulatory criteria are not satisfied. Moreover, even if regulatory approval is granted, such approval may be subject to limitations on the indicated uses for which the pharmaceutical product may be marketed. In their regulation of advertising, the FDA, the Federal Trade Commission (FTC) and the Department of Health and Human Services (HHS) may investigate whether particular advertising or promotional practices are false, misleading or deceptive. These agencies may impose a wide array of sanctions on companies for such advertising practices. Additionally, physicians may prescribe pharmaceutical or biologic products for uses that are not described in a product's labeling or differ from those tested by us and approved by the FDA. While such "off-label" uses are common and the FDA does not regulate physicians' choice of treatments, the FDA does restrict a manufacturer's communications on the subject of "off-label" use. Companies cannot promote FDA-approved pharmaceutical or biologic products for off-label uses. If our advertising or promotional activities fail to comply with applicable regulations or guidelines, we may be subject to warnings or enforcement action. In addition, if the ESP Pharma merger is completed, there may be a similar risk with respect to the products currently developed and marketed by ESP Pharma, including Cardene IV and IV Busulfex.

        Further, regulatory approvals may be withdrawn if compliance with regulatory standards is not maintained or if problems with the pharmaceutical product occur following approval. In addition, under a BLA, the manufacturer continues to be subject to facility inspection and the applicant must assume responsibility for compliance with applicable pharmaceutical product and establishment standards. If we fail to comply with applicable FDA and other regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including:

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  delays;

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  warning letters;

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  fines;

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  clinical holds;

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  product recalls or seizures;

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  changes to advertising;

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  injunctions;

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  refusal of the FDA to review pending market approval applications or supplements to approval applications;

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  total or partial suspension of product manufacturing, distribution, marketing and sales;

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  civil penalties;

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  withdrawals of previously approved marketing applications; and

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  criminal prosecutions.

If our products do not gain market acceptance among the medical community, our revenues would be adversely affected and might not be sufficient to support our operations.

        Our product candidates may not gain market acceptance among physicians, patients, third-party payors and the medical community. We may not achieve market acceptance even if clinical trials demonstrate safety and efficacy, and the necessary regulatory and reimbursement approvals are obtained. The degree of market acceptance of any product candidates that we develop will depend on a number of factors, including:

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  establishment and demonstration of clinical efficacy and safety;

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  cost-effectiveness of our product candidates;

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  their potential advantage over alternative treatment methods;

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  reimbursement policies of government and third-party payors; and

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  marketing and distribution support for our product candidates, including the efforts of our collaborators where they have marketing and distribution responsibilities.

        Physicians will not recommend therapies using our products until such time as clinical data or other factors demonstrate the safety and efficacy of such procedures as compared to conventional drug and other treatments. Even if we establish the clinical safety and efficacy of therapies using our antibody product candidates, physicians may elect not to recommend the therapies for any number of other reasons, including whether the mode of administration of our antibody products is effective for certain indications. Antibody products, including our product candidates as they would be used for certain disease indications, are typically administered by infusion or injection, which requires substantial cost and inconvenience to patients. Our product candidates, if successfully developed, will compete with a number of drugs and therapies manufactured and marketed by major pharmaceutical and other biotechnology companies. Our products may also compete with new products currently under development by others. Physicians, patients, third-party payers and the medical community may not accept or utilize any product candidates that we or our customers develop. The failure of our products to achieve significant market acceptance would materially harm our business, financial condition and results of operations.

Our business may be harmed if we cannot obtain sufficient quantities of raw materials.

        We depend on outside vendors for the supply of raw materials used to produce our product candidates. Once a supplier's materials have been selected for use in our manufacturing process, the supplier in effect becomes a sole or limited source of that raw material due to regulatory compliance procedures. If the third-party suppliers were to cease production or otherwise fail to supply us with quality raw materials and we were unable to contract on acceptable terms for these services with alternative suppliers, our ability to produce our products and to conduct preclinical testing and clinical trials of product candidates would be adversely affected. This could impair our competitive position.

We may be subject to product liability claims, and our insurance coverage may not be adequate to cover these claims.

        We face an inherent business risk of exposure to product liability claims in the event that the use of products during research and development efforts or after commercialization results in adverse effects. This risk will exist even with respect to any products that receive regulatory approval for commercial sale. While we have obtained liability insurance for our products, it may not be sufficient to satisfy any liability that may arise. Also, adequate insurance coverage may not be available in the future at acceptable cost, if at all.

We may incur significant costs in order to comply with environmental regulations or to defend claims arising from accidents involving the use of hazardous materials.

        We are subject to federal, state and local laws and regulations governing the use, discharge, handling and disposal of materials and wastes used in our operations. As a result, we may be required to incur significant costs to comply with these laws and regulations. We cannot eliminate the risk of accidental contamination or injury from these materials. In the event of such an accident, we could be held liable for any resulting damages and incur liabilities which exceed our resources. In addition, we cannot predict the extent of the adverse effect on our business or the financial and other costs that might result from any new government requirements arising out of future legislative, administrative or judicial actions.

Changes in the U.S. and international health care industry could adversely affect our revenues.

        The U.S. and international health care industry is subject to changing political, economic and regulatory influences that may significantly affect the purchasing practices and pricing of pharmaceuticals. The FDA and other health care policies may change, and additional government regulations may be enacted, which could prevent or delay regulatory approval of our product candidates. Cost containment measures, whether instituted by health care providers or imposed by government health administration regulators or new regulations, could result in greater selectivity in the purchase of drugs. As a result, third-party payors may challenge the price and cost effectiveness of our products. In addition, in many major markets outside the United States, pricing approval is required before sales can commence. As a result, significant uncertainty exists as to the reimbursement status of approved health care products.

        We may not be able to obtain or maintain our desired price for our products. Our products may not be considered cost effective relative to alternative therapies. As a result, adequate third-party reimbursement may not be available to enable us to maintain prices sufficient to realize an appropriate return on our investment in product development. Also, the trend towards managed health care in the United States and the concurrent growth of organizations such as health maintenance organizations, as well as legislative proposals to reform health care or reduce government insurance programs, may all result in lower prices, reduced reimbursement levels and diminished markets for our products. These factors will also affect the products that are marketed by our collaborative partners. We cannot predict the likelihood, nature or extent of adverse government regulation that may arise from future legislation or administrative action, either in the United States or abroad. If we are not able to maintain regulatory compliance, we might not be permitted to market our future products and our business could suffer.

Our common stock price is highly volatile and an investment in our company could decline in value.

        Market prices for securities of biotechnology companies, including ourselves, have been highly volatile, and we expect such volatility to continue for the foreseeable future, so that investment in our securities involves substantial risk. For example, during the period from January 1, 2004 to February 8, 2005, our common stock closed as high as $27.14 per share and as low as $15.10 per share. Additionally, the stock market from time to time has experienced significant price and volume fluctuations that may be unrelated to the operating performance of particular companies. The following are some of the factors that may have a significant effect on the market price of our common stock:

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  our financial results;

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  developments or disputes as to patent or other proprietary rights;

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  disappointing sales of approved products;

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  approval or introduction of competing products and technologies;

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  results of clinical trials;

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  failures or unexpected delays in obtaining regulatory approvals or unfavorable FDA advisory panel recommendations;

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  changes in reimbursement policies;

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  delays in manufacturing or clinical trial plans;

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  fluctuations in our operating results;

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  disputes or disagreements with collaborative partners;

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  developments in our relationships with customers;

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  market reaction to announcements by other biotechnology or pharmaceutical companies;

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  announcements of technological innovations or new commercial therapeutic products by us or our competitors;

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  initiation, termination or modification of agreements with our collaborative partners;

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  loss of key personnel;

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  litigation or the threat of litigation;

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  public concern as to the safety of drugs developed by us;

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  sales of our common stock held by collaborative partners or insiders;

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  comments and expectations of results made by securities analysts; and

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  general market conditions.

        If any of these factors causes us to fail to meet the expectations of securities analysts or investors, or if adverse conditions prevail or are perceived to prevail with respect to our business, the price of our common stock would likely drop significantly. A significant drop in the price of a company's common stock often leads to the filing of securities class action litigation against the company. This type of litigation against us could result in substantial costs and a diversion of management's attention and resources.

Legislative actions, potential new accounting pronouncements and higher insurance costs are likely to impact our future financial position or results of operations.

        Future changes in financial accounting standards, including proposed changes in accounting for stock options, may cause adverse, unexpected fluctuations in the timing of the recognition of revenues or expenses and may affect our financial position or results of operations. New pronouncements and varying interpretations of pronouncements have occurred with frequency and may occur in the future and we may make changes in our accounting policies in the future. Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses. Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and Nasdaq National Market rules, are creating uncertainty for companies such as ours and insurance costs are increasing as a result of this uncertainty and other factors. We are committed to maintaining high standards of corporate governance and public disclosure. As a result, we intend to invest all reasonably necessary resources to comply with evolving standards, and this investment may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

If we are unable to favorably assess the effectiveness of internal controls over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report on our assessment, our stock price could be adversely affected.

        Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and beginning with our annual report on Form 10-K for the year ended December 31, 2004, our management is required to report on, and our independent auditors to attest to, the effectiveness of our internal controls over financial reporting as of the end of 2004. The rules governing the standards that must be met for management to assess the effectiveness of our internal controls over financial reporting are new and complex and require significant documentation, testing and possible remediation. We are currently in the process of reviewing, documenting and testing our internal controls over financial reporting, which has and may continue to result in increased expenses and the devotion of significant management resources. We may encounter problems or delays in completing the implementation of any changes necessary to make a favorable assessment of our internal controls over financial reporting. In addition, in connection with the attestation process by our independent auditors, we may encounter problems or delays in completing the implementation of any requested improvements and receiving a favorable attestation. If we cannot favorably assess the effectiveness of our internal controls over financial reporting, or if our independent auditors are unable to provide an unqualified attestation report on our assessment, investor confidence and our stock price could be adversely affected.

Risks Related to the Acquisition of ESP Pharma

        The following risks may arise as a result of the completion of or failure to complete our pending acquisition of ESP Pharma.

Failure to complete the merger with ESP Pharma or the Retavase acquisition could harm our business and operations.

        Our acquisition of ESP Pharma is subject to various closing conditions, including the receipt of antitrust, the effectiveness of a registration statement for the resale of PDL common shares issued in the transaction and other customary approvals. Similarly, ESP Pharma's agreement with Centocor to acquire Retavase is subject to certain closing conditions. If any of these conditions are not met, our acquisition of either ESP Pharma or Retavase or both might not occur. If either of these transactions is not completed, we could suffer a number of consequences that could adversely affect our business, including:

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  the price of our common stock may decline to the extent that the current market price of our common stock reflects a market assumption that these transactions will be completed;

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  the diversion of management's attention from day-to-day business and the disruption to our employees as a result of efforts and uncertainties relating to these transactions may detract from our ability to grow our business; and

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  costs related to these transactions must be paid even if these transactions are not completed.

PDL and ESP Pharma may not successfully integrate their businesses and may not realize the anticipated benefits of the merger.

        In January 2005, we entered into a definitive agreement to acquire ESP Pharma, a privately-owned company. If the merger is completed, achieving the benefits of the merger will depend in substantial part on the successful integration of the two companies' technologies, operations and personnel. Prior to the merger, PDL and ESP Pharma have operated independently, each with its own operations, corporate culture, locations, employees and systems. PDL and ESP Pharma now have to operate as a combined organization and begin utilizing common business, information and communication systems, operating procedures, financial controls and human resource practices, including benefits, training and professional development programs. PDL and ESP Pharma will face significant challenges in integrating their organizations and operations in a timely and efficient manner. Some of the challenges and difficulties involved in this integration include:

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  demonstrating to the customers of PDL and ESP Pharma that the merger will not result in adverse changes in client service standards or business focus and helping customers conduct business successfully with the combined company;

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  coordinating sales and marketing efforts to effectively communicate the capabilities of the combined company;

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  coordinating and rationalizing commercialization and development activities to enhance introduction of new products and technologies;

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  preserving important relationships of both PDL and ESP Pharma and resolving potential conflicts that may arise;

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  management distraction from the business of the combined company;

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  incompatibility of corporate cultures;

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  costs and delays in implementing common systems and procedures;

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  consolidating and rationalizing corporate, IT and administrative infrastructures;

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  integrating and documenting processes and controls in conformance with the requirements of the Sarbanes-Oxley Act of 2002; and

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  operating the combined company at multiple sites in the U.S.

        Any one or all of these factors may increase operating costs or lower anticipated financial performance. In addition, the combined company may lose distributors, suppliers, manufacturers and employees. Many of these factors are also outside the control of the company. Achieving anticipated synergies and the potential benefits underlying the two companies' reasons for the merger will depend on successful integration of the two companies. The failure to integrate PDL and ESP Pharma successfully would have a material adverse effect on our business, financial condition and results of operations.

        In addition, the integration of PDL and ESP Pharma will be a complex, time consuming and expensive process and will require significant attention from management and other personnel, which may distract their attention from the day-to-day business of the combined company. The diversion of management's attention and any difficulties associated with integrating ESP Pharma into PDL could have a material adverse effect on the operating results of the combined company after the merger and the value of PDL shares, and could result in the combined company not achieving the anticipated benefits of the merger. It is not certain that PDL and ESP Pharma can be successfully integrated in a timely manner or at all or that any of the anticipated benefits will be realized. Failure to do so could have a material adverse effect on the business and operating results of the combined company.

Delays or problems with our integration of sales, marketing and distribution capabilities with the acquisition of ESP Pharma may hamper continued growth projections for products acquired in the merger.

        We intend to continue to market and sell aggressively the products acquired as part of the ESP Pharma merger, including in particular Cardene IV, Retavase and IV Busulfex. In order to successfully achieve the planned results from the merger, we will need to transition existing relationships with distributors, third party vendors, manufacturers and customers of ESP Pharma. Although we plan to retain most of the hospital-focused sales force and related sales infrastructure, we have never sold, marketed or distributed products, and we may not be able to successfully integrate such capabilities from ESP Pharma necessary to continue to successfully promote the ESP products.

To be successful, the combined company must retain and motivate key employees, which will be more difficult in light of uncertainty regarding the merger, and failure to do so could seriously harm the combined company.

        To be successful, the combined company must retain and motivate executives and other key employees, including those in managerial, technical, sales, marketing and information technology support positions. Employees of PDL or ESP Pharma may experience uncertainty about their future role with the combined company until or after strategies with regard to the combined company are announced or executed. This potential uncertainty may adversely affect the combined company's ability to attract and retain key personnel. The combined company must also continue to motivate employees and keep them focused on the strategies and goals of the combined company, which may be particularly difficult due to the potential distractions of the merger or the loss of key employees due to such uncertainties.

If customers delay or defer purchasing decisions as a result of the merger, the operating results and prospects of the combined company could be adversely affected.

        PDL and ESP Pharma cannot assure you that their customers will continue their current buying patterns. PDL's or ESP Pharma's customers may delay or defer purchasing decisions in response to the announcement of the proposed merger. Any such delay or deferral in purchasing decisions by such customers could have a material adverse effect on the business or operating results of PDL or ESP Pharma, regardless of whether the merger is ultimately completed.

As a result of the merger, the combined company will be a larger and more geographically diverse organization, and if the combined company's management is unable to manage the combined organization efficiently, its operating results will suffer.

        Following the merger, the combined company will have approximately 800 full-time employees. As a result, the combined company will face challenges inherent in efficiently managing an increased number of employees over large geographic distances, including the need to implement appropriate systems, policies, benefits and compliance programs. The inability to manage successfully the geographically more diverse and substantially larger combined organization could have a material adverse effect on the operating results of the combined company after the merger and, as a result, on the market price of PDL's common stock.

Charges to earnings resulting from the merger may adversely affect the market value of PDL's common stock following the merger.

        In accordance with U.S. generally accepted accounting principles, the combined company will account for the merger using the purchase method of accounting, which will result in charges to earnings that could have a material adverse effect on the market value of PDL's common stock following completion of the merger. Under the purchase method of accounting, the combined company will allocate the total estimated purchase price to ESP Pharma's net tangible assets, amortizable intangible assets and in-process research and development based on their fair values as of the date of completion of the merger, and record the excess of the purchase price over those fair values as goodwill. The portion of the estimated purchase price allocated to in-process research and development will be expensed by the combined company in the quarter in which the merger is completed. The combined company will incur additional depreciation and amortization expense over the useful lives of certain of the net tangible and intangible assets acquired in connection with the merger. In addition, to the extent the value of goodwill becomes impaired, the combined company may be required to incur material charges relating to the impairment of goodwill. These depreciation, amortization, in-process research and development and potential impairment charges could have a material impact on the combined company's results of operations.

PDL expects to incur significant costs associated with the merger which could adversely affect future liquidity and operating results.

        PDL estimates that it will incur transaction costs of approximately $5 million associated with the merger, which will be included as a part of the total purchase costs for accounting purposes. These amounts are estimates and could increase. In addition, we believe that the combined entity may incur charges to operations, in amounts that are not currently reasonably estimable, in the quarter in which the merger is completed or in subsequent quarters, to reflect costs associated with integrating the two companies. The combined company may incur additional material charges in subsequent quarters to reflect additional costs associated with the merger. These significant costs associated with the merger could adversely affect the future liquidity and operating results of the combined company.

Risks Related to the Business of ESP Pharma

        The following risks assume that we complete our pending acquisition of ESP Pharma and that ESP Pharma completes its acquisition of certain rights to Retavase®.

If Cardene IV sales do not continue to grow, our results of operations will suffer.

        Cardene IV accounts for a significant portion of the operating income and growth in sales for ESP Pharma. Cardene IV faces a competitive marketplace with branded and generic intravenous anti-hypertensive products being marketed in the United States and it may be harder to continue to penetrate this market at the current rate of growth. While we expect to maintain and increase committed sales and marketing presence in order to ensure the continued growth of Cardene IV, there can be no assurance that we can continue the rapid growth rate that ESP Pharma has achieved in the past 29 months. Some of our competitors have substantially greater resources than we do. Those resources include greater experience in promoting and marketing hypertensive drugs, superior product development capabilities and financial, scientific, manufacturing, marketing, managerial and human resources. In order for Cardene IV to continue its success, we will have to maintain and expand its position in the marketplace against these competitors' drugs.

Retavase is marketed in a declining market and if our planned sales and promotional efforts do not increase or at least maintain market acceptance, our results of operations will suffer.

        Retavase is expected to account for a significant portion of our operating income and growth in cash flow from operations. Retavase is sold into the thrombolytic market that has recently been declining due to the more widespread use of stents and the introduction of gpIIb/IIIa inhibitor products. Moreover, Retavase competes for use in the management of acute myocardial infarction with TNKase and Activase from Genentech, a biotechnology company with significantly more resources and sales and marketing capabilities than we currently have available. While we believe our planned investment in additional sales and promotional efforts may increase the market acceptance of Retavase, there can be no assurance that we can increase the market share of Retavase, or that even if we are able to increase our market share, that the anti-thrombolytic market will not decline significantly regardless of our efforts. In addition, the product currently is marketed on behalf of Centocor by Scios, Inc. (Scios), a Johnson & Johnson company. We will require the cooperation of Centocor and Scios to successfully transfer the product to us and there can be no assurance that our sales and marketing efforts will be implemented in a timely manner or that we will be successful in achieving our projected sales levels.

We will be required to undertake the complex manufacturing of Retavase through use of a number of third parties and transition may result in delays in obtaining regulatory approval or marketing for Retavase.

        As part of the acquisition of Retavase, we will be required to manufacture this product for sale and distribution no later than 2011. Retavase is a biologic product currently manufactured through a multi-step process, including custom materials from Centocor, Diosynth Biotechnology and Roche. While the agreement to purchase the rights to Retavase includes approximately 24 months of inventory in conjunction with the purchase of the product, the manufacturing of this product for use as therapeutics in compliance with regulatory requirements will be complex, time-consuming and expensive. While Centocor and these vendors have contractual obligations to continue to supply and transfer the applicable technology and rights, the transfer of manufacturing could result in delays in regulatory approvals or in reduction or interruption of commercial sales and could impair our competitive position.

ESP Pharma relies on third party suppliers to provide for each of the products for sale. If we are unable to continue those manufacturing arrangements successfully or at a reasonable cost, our potential future results could suffer.

        We have not manufactured any of the ESP Pharma products and are not familiar with the manufacturing process for these products. ESP Pharma has existing long-term agreements with various third parties to supply its products. If there are supply problems with the third party manufacturers for the ESP Pharma products, in particular Cardene IV, there may not be sufficient supplies of Cardene IV to meet commercial demand, in which case our future results could suffer.

        In addition, reliance on a third-party manufacturer entails risks, including reliance on the third party for regulatory compliance and adhering to the FDA's current Good Manufacturing Practices, or cGMP requirements, the possible breach of the manufacturing agreement by the third party, and the possibility of termination or non-renewal of the agreement by the third party at a time that is costly or inconvenient to us. Failure of the third party manufacturers or us to comply with applicable regulations, including FDA pre-or post-approval inspections and cGMP requirements, could result in sanctions being imposed on us. These sanctions could include fines, injunctions, civil penalties, failure of regulatory authorities to grant marketing approval of our products, delay, suspension or withdrawal of approvals, license revocation, product seizures or recalls, operational restrictions and criminal prosecutions, any of which could significantly and adversely affect our business.

Our profitability will depend in significant part upon ESP Pharma's continued successful operations.

        ESP Pharma was founded in April 2002. While ESP Pharma was profitable in 2003 and expects to be profitable for the year ended December 31, 2004, it has a short operating history and there can be no assurance that it will continue to achieve profitable results as part of the combined companies. PDL has incurred losses since inception and expects to continue to incur losses until, at the earliest, 2008, the currently anticipated date in which PDL could complete its first full year of sales of its antibody products. In order for the combined companies to achieve a cash flow positive rate by 2007, ESP Pharma's products must continue to grow in accordance with the internal projections of the companies.

ESP Pharma revenues are substantially dependent on a limited number of wholesalers and distribution partners, and such revenues may fluctuate from quarter to quarter based on the buying patterns of these wholesalers and distribution partners.

        ESP Pharma sells its products primarily to a limited number of national medical and pharmaceutical distributors and wholesalers with distribution centers located throughout the United States. During the quarter ended September 30, 2004, revenues from the sales of ESP Pharma products to its three largest U.S. wholesalers totaled approximately 83% of its net revenues. ESP Pharma's reliance on a small number of wholesalers and distribution partners could cause its revenues to fluctuate from quarter to quarter based on the buying patterns of these wholesalers and distribution partners. In addition, as of September 30, 2004, these three U.S. wholesalers represented approximately 95% of ESP Pharma's outstanding accounts receivable. If any of these wholesalers or international partners fails to pay ESP Pharma on a timely basis or at all, ESP Pharma's financial position and results of operations could be materially adversely affected.

Failure to achieve revenue targets or raise additional funds in the future may require the combined company to delay, reduce the scope of or eliminate one or more of its planned activities.

        The acquisition of ESP Pharma and certain rights to Retavase will require cash payments of approximately $435 million. While we believe we have sufficient funds for our anticipated operations, we will need to generate significantly greater revenues to achieve and then maintain profitability on an annual basis. The product development, including clinical trials, manufacturing and regulatory approvals of PDL's and ESP Pharma's product candidates currently in development, and the acquisition and development of additional product candidates by us will require a commitment of substantial funds. Our future funding requirements, which may be significantly greater than we expect, depend upon many factors, including:

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  the extent to which Cardene IV is commercially successful;

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  the extent to which Retavase sales can be maintained or increased from recent historical levels;

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  the progress, level and timing of our research and development activities related to our clinical trials, in particular with respect to daclizumab, Nuvion and M200;

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  the cost and outcomes of regulatory submissions and reviews;

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  the continuation or termination of third party manufacturing or sales and marketing arrangements;

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  the cost and effectiveness of our sales and marketing programs;

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  the status of competitive products;

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  our ability to defend and enforce our intellectual property rights;

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  our ability to extend the patent protection of our currently marketed products; and

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  the establishment of additional strategic or licensing arrangements with other companies, or acquisitions.

ESP Pharma faces substantial competition, which may result in others discovering, developing or commercializing competing products before or more successfully than we do.

        Our industry is highly competitive. Our success will depend on our ability to acquire and develop products and apply technology, and our ability to establish and maintain markets for PDL's and ESP Pharma's products. Potential competitors of PDL and ESP Pharma in the U.S. and other countries include major pharmaceutical and chemical companies, specialized pharmaceutical companies and biotechnology firms, universities and other research institutions. For example, we are aware that The Medicines Company has a product currently in Phase III development, Clevelox™, which is an intravenous, short-acting calcium channel antagonist being developed in late-stage clinical trials for the short-term control of high blood pressure in the hospital setting. While we believe that Cardene IV has advantages over Clevelox, there can be no assurance that the ongoing or future clinical studies will not show superior benefits than those obtained with Cardene IV, or that The Medicines Company's sales and marketing efforts will not negatively impact Cardene IV.

        In addition, ESP Pharma product sales face significant competition from both brand-name and generic manufacturers that could adversely affect the future sales of its products. ESP Pharma has several marketed products that are generic versions of brand-name products. Additionally, ESP Pharma has brand-name products that are subject to competition from generic products. ESP Pharma faces competition in its marketed products from brand-name pharmaceutical companies and from companies focused on generic pharmaceutical markets. In addition, competitors may succeed in developing products and technologies that are more effective or less costly than the ESP Pharma products, or that would render the ESP Pharma products obsolete or noncompetitive.

ESP Pharma's ability to generate future revenue from products will be affected by reimbursement and drug pricing.

        Acceptable levels of reimbursement of drug treatments by government authorities, private health insurers and other organizations will have an effect on our ability to successfully commercialize, and attract collaborative partners to invest in the development of, ESP Pharma product candidates. We cannot be sure that reimbursement in the U.S. or elsewhere will be available for any products that we may develop or, if already available, will not be decreased in the future. If reimbursement is not available or is available only to limited levels, we may not be able to commercialize ESP Pharma's products, and may not be able to obtain a satisfactory financial return on ESP Pharma's products.

        Third-party payers increasingly are challenging prices charged for medical products and services. Also, the trend toward managed health care in the U.S. and the changes in health insurance programs, as well as legislative proposals to reform health care or reduce government insurance programs, may result in lower prices for pharmaceutical products, including products that ESP Pharma sells. Cost-cutting measures that health care providers are instituting, and the effect of any health care reform, could materially adversely affect our ability to sell any products that are successfully developed by PDL or ESP Pharma and approved by regulators. Moreover, we are unable to predict what additional legislation or regulation, if any, relating to the health care industry or third-party coverage and reimbursement may be enacted in the future or what effect such legislation or regulation would have on the ESP Pharma business.

A significant portion of ESP Pharma product sales result from off-patent products. If we are unable to maintain the cash flow returns from these products, our ability to achieve a cash flow positive position would be impacted.

        For the nine months ended September 30, 2004, approximately 42% of the ESP Pharma net product sales resulted from the sale of the off-patent products Tenex, Sectral, Ismo and Declomycin. These products have accounted for a majority of the cash flow from operations of ESP Pharma. If sales of Cardene IV do not perform as planned and we are unable to maintain the cash flow returns from these off-patent products, our ability to achieve positive cash flow from operations by 2007 could be delayed.

We will spend considerable time and money complying with federal and state regulations and, if we are unable to fully comply with such regulations, we could face substantial penalties.

        We may be subject, directly or through our customers, to extensive regulation by both the federal government, and the states and foreign countries in which we conduct our business. Laws that may directly or indirectly affect our ability to operate our business include, but are not limited, to the following:

  •
  the federal Anti-Kickback Law, which prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in cash or in kind, to induce either the referral of an individual, or furnishing or arranging for a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

  •
  the federal False Claims Act, which imposes civil and criminal liability on individuals and entities who submit, or cause to be submitted, false or fraudulent claims for payment to the government;

  •
  the federal False Statements Statute, which prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false statement in connection with the delivery of or payment for healthcare benefits, items or services; and

  •
  state law equivalents to the Anti-Kickback Law and False Claims Act, which may not be limited to government reimbursed items;

        If our operations are found to be in violation of any of the laws described above or the other governmental regulations to which we or our customers are subject, we may be subject to the applicable penalty associated with the violation, including civil and criminal penalties, damages, fines, exclusion from the Medicare and Medicaid programs and the curtailment or restructuring of our operations. Similarly, if the hospitals, physicians or other providers or entities with whom we do business are found non-compliant with applicable laws, they may be subject to sanctions, which could also have a negative impact on us. The risk of our being found in violation of these laws is increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations, and additional legal or regulatory change. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses, divert our management's attention from the operation of our business and damage our reputation.

Risks Related to the 2003 Notes

We may not have the ability to repurchase the 2003 Notes upon a repurchase event or a repurchase date under the indenture.

        In August 2010, August 2013 and August 2018, holders of the 2003 Notes may require us to repurchase all or a portion of their 2003 Notes at 100% of their principal amount, plus any accrued and unpaid interest to, but excluding, such date. For 2003 Notes to be repurchased in August 2010, we must pay for the repurchase in cash, and we may pay for the repurchase of 2003 Notes to be repurchased in August 2013 and August 2018, at our option, in cash, shares of our common stock or a combination of cash and shares of our common stock. In addition, if a repurchase event occurs (as defined in the indenture), each holder of the 2003 Notes may require us to repurchase all or a portion of the holder's 2003 Notes. We cannot assure you that there will be sufficient funds available for any required repurchases of these securities. In addition, the terms of any agreements related to borrowing which we may enter into from time to time may prohibit or limit our repurchase of 2003 Notes or make our repurchase of 2003 Notes an event of default under certain circumstances. If a repurchase event occurs at a time when a credit agreement prohibits us from purchasing the 2003 Notes, we could seek the consent of the lender to purchase the 2003 Notes or could attempt to refinance the debt covered by the credit agreement. If we do not obtain a consent, we may not repurchase the 2003 Notes. Our failure to repurchase tendered 2003 Notes would constitute an event of default under the indenture for the 2003 Notes, which might also constitute a default under the terms of our other debt, including the 2005 Notes. In such circumstances, our financial condition and the value of our securities could be materially harmed.

Risks Related to the 2005 Notes

Increased leverage as a result of our sale of the 2005 Notes may harm our financial condition and results of operations.

        At September 30, 2004, we would have had approximately $508.7 million of outstanding debt as adjusted for the offering of the 2005 Notes (assuming no exercise by the initial purchasers of their option to purchase up to $50 million of additional 2005 Notes). In addition to the 2005 Notes, approximately $250 million in principal remains outstanding under our 2003 Notes, and we have debt service obligations related thereto (see "—Risks Related to the 2003 Notes" above). The 2005 Notes do not restrict our future incurrence of indebtedness and we may incur additional indebtedness in the future. Our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage will increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure; and

  •
  depending on the levels of our outstanding debt, our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited.

        Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our indebtedness, including the 2005 Notes;

  •
  to sell selected assets;

  •
  to reduce or delay planned capital expenditures; or

  •
  to reduce or delay planned operating expenditures, such as clinical trials.

Such measures might not be sufficient to enable us to service our debt. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

We may not have sufficient cash to purchase the 2005 Notes, if required, upon a fundamental change.

        Holders of the 2005 Notes may require us to purchase all or any portion of your 2005 Notes upon a fundamental change, which generally is defined as the occurrence of any of the following: (1) our common stock is not traded on a national securities exchange or listed on The Nasdaq Stock Market; (2) any person acquires more than 50% of the total voting power of all shares of our capital stock; (3) certain mergers, consolidations, sales or transfers involving us occur; or (4) our board of directors does not consist of continuing directors. In certain situations, holders of the 2005 Notes will not have a repurchase right even if a fundamental change has occurred. In addition, we may not have sufficient cash funds to repurchase the 2005 Notes upon such a fundamental change. Although there are currently no restrictions on our ability to pay the purchase price, future debt agreements may prohibit us from repaying the purchase price. If we are prohibited from repurchasing the 2005 Notes, we could seek consent from our lenders at the time to repurchase the 2005 Notes. If we are unable to obtain their consent, we could attempt to refinance their debt. If we were unable to obtain a consent or refinance the debt, we would be prohibited from repurchasing the 2005 Notes upon a fundamental change. If we were unable to purchase the 2005 Notes upon a fundamental change, it would result in an event of default under the indenture. An event of default under the indenture could result in a further event of default under our other then-existing debt. In addition, the occurrence of the fundamental change may be an event of default under our other debt, which could have a significant adverse affect on our financial condition.

If any or all of our outstanding 2005 Notes are converted into shares of our common stock, existing common stockholders will experience immediate dilution and, as a result, our stock price may go down.

        Our 2003 Notes and 2005 Notes are convertible, at the option of the holder, into shares of our common stock at varying conversion prices. We have reserved shares of our authorized common stock for issuance upon conversion of our 2003 Notes and the 2005 Notes. If any or all of our 2003 Notes or the 2005 Notes are converted into shares of our common stock, our existing stockholders will experience immediate dilution and our common stock price may be subject to downward pressure. If any or all of our 2003 Notes or 2005 Notes are not converted into shares of our common stock before their respective maturity dates, we will have to pay the holders of such notes the full aggregate principal amount of the notes then outstanding. Any such payment would have a material adverse effect on our cash position.

USE OF PROCEEDS

        PDL will not receive any proceeds from the sale of common stock by the selling stockholders. See "Selling Stockholders" and "Plan of Distribution."

SELLING STOCKHOLDERS

        A maximum of 9,853,770 shares of common stock are being registered in this offering for the accounts of the selling stockholders. The selling stockholders acquired the shares of common stock in connection with our acquisition of ESP Pharma Holding Company, Inc. The number of shares to be registered in this offering, and the number of shares acquired by the selling stockholders may be adjusted downward, in accordance with the terms of our acquisition of ESP Pharma. These shares are being registered pursuant to the terms of that transaction. Throughout this prospectus, we may refer to the stockholders and their pledgees, donees, transferees or other successors in interest as the "selling stockholders." The following table sets forth information known to us with respect to the selling stockholders for whom we are registering the shares for resale to the public. The shares being registered under the registration statement of which this prospectus is a part will be sold, if at all, by the selling stockholders listed below. The selling stockholders collectively own approximately nine percent of our outstanding common stock.

Name of Selling Stockholder(1)	Number of Shares Beneficially Owned Prior to the Offering	Maximum Number of Shares That May Be Sold(2)	Shares Beneficially Owned After the Offering
Apax Excelsior VI, L.P.	0	2,012,916	0
Apax Excelsior VI-A C.V. L.P.	0	164,537	0
Apax Excelsior VI-B C.V. L.P.	0	109,613	0
Louis P. Berardi	0	162,570	0
Ernest S. Biczak, M.D.	0	43,352	0
Domain Partners V, L.P.	0	2,302,864	0
DP V Associates, L.P.	0	54,400	0
Andrew J. Einhorn	0	11,009	0
Joseph Frelinhuysen, Jr.	0	67,521	0
NEA Ventures 2002, Limited Partnership	0	6,503	0
New Enterprise Associates 10, Limited Partnership	0	2,269,476	0
Ronald Nordmann	0	10,838	0
Patricof Private Investment Club III, L.P.	0	70,198	0
Anthony A. Rascio	0	21,676	0
Roxiticus Ventures, LLC	0	5,417	0
S. Douglas Sheldon	0	155,722	0
Joe Smith	0	2,168	0
John T. Spitznagel	0	715,308	0
Thoma Cressey Friends Fund VII, L.P.	0	20,863	0
Thoma Cressey Fund VII, L.P.	0	1,333,886	0
Howard J. Weisman	0	312,933	0

Total	0	9,853,770	0

(1)
There are additional stockholders that have the right, pursuant to the merger agreement, to elect to receive a portion of the PDL common stock offered in this prospectus and if such stockholders so elect, they will be included as selling stockholders and the shares sold by the selling stockholder listed in this table will be proportionately reduced.

(2)
The number of shares of PDL common stock to be issued to the selling stockholders shall be adjusted in accordance with the terms of the acquisition. Therefore, the maximum number of shares that each selling stockholder may sell pursuant to this prospectus remains subject to such adjustment.

This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar right, or transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

PLAN OF DISTRIBUTION

        We have been advised by the selling stockholders that they may sell all or a portion of their shares of common stock. The selling stockholders plan to sell on the Nasdaq National Market, or otherwise. The selling stockholders or their pledges, donees, transferees or other successors-in-interest selling shares received from the selling holders as a gift, partnership distribution or other non-sale related transfers after the date of this prospectus (collectively, the "selling stockholders"), may sell their shares at prices and on terms prevailing at the time of sale, at prices related to the then current market price, or in negotiated transactions. The selling stockholders may sell in one or more of, or a combination of, the following methods:

  •
  block trades in which the broker or dealer so engaged will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  •
  purchases by a broker or dealer as principal and resale by such broker or dealer for its own account pursuant to this prospectus;

  •
  on over-the-counter distribution in accordance with the rules of the Nasdaq National Market;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  privately negotiated transactions;

  •
  a combination of any such methods of sale; and

  •
  any other method permitted by applicable law.

        To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholder may arrange for other broker-dealers to participate in the resales.

        The selling stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling stockholders.

        The selling stockholders also may sell shares short and redeliver the shares to close out such short positions. The selling stockholders may enter into options or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares covered by this prospectus. The selling stockholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon default the broker-dealer may sell the pledged shares under this prospectus. Broker-dealers or agents may also receive compensation in the form of commissions, discounts or concessions from the selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Each of the selling stockholders has informed us that it does not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock. Because the selling stockholders may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale in compliance with Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than under this prospectus.

        The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

        Under applicable rules and regulations under the Securities Exchange Act of 1934 (the "Exchange Act"), any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a restricted period before the commencement of such distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and has informed them of the need to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares.

        We will file a supplement to this prospectus, if required, to comply with Rule 424(b) under the Securities Act, upon being notified by a selling stockholder that any material arrangement have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

  •
  the name of each such selling stockholder and of the participating broker-dealer(s);

  •
  the number of shares involved;

  •
  the price at which such shares were sold;

  •
  the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

  •
  that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

  •
  other facts material to the transaction.

        The selling stockholders may from time to time pledge shares of common stock owned by them to secure margin or other loans made to one or more of the selling stockholders or to entities in which one or more of the selling stockholders have a direct or indirect equity interest. Thus, the person or entity receiving a pledge of any shares of common stock may sell them in a foreclosure sale or otherwise in the same manner as described above to a selling stockholder.

        There is no assurance that the selling stockholders will offer or sell any or all of their shares of common stock registered under this prospectus.

        In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from the selling stockholders in amounts to be negotiated prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. We will pay all expenses incident to the offering and sale to the public of shares by the selling stockholders, including all registration, filing, securities exchange listing and NASD fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, and the fees and disbursements of a single legal counsel acting for the selling stockholders. We will not pay underwriting commissions or similar charges for the selling stockholders.

        We agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until such time as all of the shares are eligible for sale pursuant to Rule 144 in one three month period. In addition, any shares of common stock covered by this prospectus which qualify for sale in compliance with Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus.

        We intend to de-register any of the shares not sold by the selling stockholders at the end of such period. At such time, however, any unsold shares may be freely tradable subject to compliance with Rule 144 of the Securities Act.

LEGAL MATTERS

        The validity of the shares of common stock offered hereby will be passed upon for PDL by DLA Piper Rudnick Gray Cary US LLP, San Francisco, California.

EXPERTS

        Ernst & Young LLP, independent registered public accounting firm, have audited our consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in our Annual Report on Form 10-K for the year ended December 31, 2003 as set forth in their report. Ernst & Young LLP have also audited ESP Pharma Holdings and Subsidiary's financial statements as of December 31, 2003 and 2002, for the year ended December 31, 2003 and for the period from April 15, 2002 (inception) through December 31, 2002, included in our Current Report on Form 8-K dated February 7, 2005, as set forth in their report. Our financial statements and ESP Pharma Holdings and Subsidiary's financial statements are incorporated by reference in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's reports, given upon the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

        The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates except for the Securities and Exchange Commission registration fee and the Nasdaq listing application fee.

To be Paid By the Registrant
Securities and Exchange Commission registration fee	$21,700
Accounting fees and expenses	$10,000
Printing expenses	$10,000
Transfer agent and registrar fees and expenses	$5,000
Legal fees and expenses	$15,000
Miscellaneous expenses	$8,300

Total	$70,000

Item 15. Indemnification of Directors and Officers

        Section 145 of the Delaware General Corporation Law permits indemnification of officers, directors, and other corporate agents under certain circumstances and subject to certain limitations. Our restated certificate of incorporation and amended and restated bylaws provide that we shall indemnify our directors, officers, employees, and agents to the full extent permitted by Delaware law. The restated certificate of incorporation and amended and restated bylaws further provide that we may indemnify directors, officers, employees, and agents in circumstances in which indemnification is otherwise discretionary under Delaware law. In addition, we entered into separate indemnification agreements with our directors and officers which would require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status or service (other than liabilities arising from willful misconduct of a culpable nature) and to maintain directors' and officer's liability insurance, if available on reasonable terms.

        These indemnification provisions and the indemnification agreements that we have entered into with our officers and directors may be sufficiently broad to permit indemnification of our officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the Securities Act).

        We have a policy of directors' and officers' liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

        At present, there is no pending litigation or proceeding involving any of our directors, officers, employees or other agents in which indemnification is being sought. We are not aware of any threatened litigation that may result in a claim for indemnification by any of our directors, officers, employees or other agents.

Item 16. Exhibits

        The following exhibits are filed with this Registration Statement:

Exhibit Number		Exhibit Title
2.1	*	Agreement and Plan of Merger with and among Protein Design Labs, Inc., Big Dog Bio, Inc., ESP Pharma Holding Company, Inc. and certain individuals, as amended.
5.1		Form of legal opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to the Registrant.
23.1		Consents of independent registered public accounting firm.
23.2		Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1 to this Registration Statement).
24.1		Power of Attorney (contained in the signature page hereof).

*
To be filed by subsequent amendment

Item 17. Undertakings

        Insofar as indemnification by the registrant for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

          (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

            (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

            (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, That paragraphs (1)(i) and (a)(1)(ii) above shall not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on the 11th day of February, 2005.

PROTEIN DESIGN LABS, INC.
By:	/s/ MARK MCDADE Mark McDade Chief Executive Officer

POWER OF ATTORNEY

        Each of the officers and directors of Protein Design Labs, Inc. whose signature appears below hereby constitutes and appoints Mark McDade and Glen Sato true and lawful attorneys and agents, with full power of substitution, and with power to act alone, to sign on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-3 (including post-effective amendments) and any and all new registration statements filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to perform any acts necessary to file such amendments or registration statements, with exhibits thereto and other documents in connection therewith, and each of the undersigned does hereby ratify and confirm his signature as it may be signed by his said attorneys and agents to any and all such documents and all that said attorneys and agents, or their substitutes, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on February    , 2005 by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MARK MCDADE (Mark McDade)	Chief Executive Officer and Director (Principal Executive Officer)	February 11, 2005
/s/ GLEN SATO (Glen Sato)	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	February 11, 2005
(Laurence Jay Korn)	Director	February 11, 2005
/s/ JON S. SAXE (Jon S. Saxe)	Director	February 11, 2005
(Cary L. Queen)	Director	February 11, 2005
/s/ GEORGE M. GOULD (George M. Gould)	Director	February 11, 2005

/s/ MAX LINK (Max Link)	Chairman of the Board of Directors	February 11, 2005
(Karen Dawes)	Director	February 11, 2005
/s/ L. PATRICK GAGE (L. Patrick Gage)	Director	February 11, 2005

INDEX TO EXHIBITS

EXHIBIT NO.	EXHIBIT TITLE
2.1*	Agreement and Plan of Merger with and among Protein Design Labs, Inc., Big Dog Bio, Inc., ESP Pharma Holding Company, Inc. and certain individuals, as amended.
5.1	Form of Legal opinion of DLA Piper Rudnick Gray Cary US LLP, counsel to the Registrant.
23.1	Consents of independent registered public accounting firm.
23.2	Consent of DLA Piper Rudnick Gray Cary US LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	Power of Attorney (contained in the signature page hereof).

*
To be filed by subsequent amendment

QuickLinks

TABLE OF CONTENTS
PROSPECTUS SUMMARY
WHERE YOU CAN FIND ADDITIONAL INFORMATION
INFORMATION INCORPORATED BY REFERENCE
FORWARD LOOKING INFORMATION
RISK FACTORS
Risks Related To Our Business
Risks Related to the Acquisition of ESP Pharma
Risks Related to the Business of ESP Pharma
Risks Related to the 2003 Notes
Risks Related to the 2005 Notes
USE OF PROCEEDS
SELLING STOCKHOLDERS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution
  Item 15. Indemnification of Directors and Officers
  Item 16. Exhibits
  Item 17. Undertakings
SIGNATURES
POWER OF ATTORNEY
INDEX TO EXHIBITS